Execution Version
CERTAIN CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT,
MARKED BY [*****], HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2
PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
Dated 31 July 2017
QORVO US, INC.
– and –
CAVENDISH KINETICS LIMITED
__________________________________________________________
DEED OF AMENDMENT
relating to the Contingent Acquisition Implementation Deed
dated 4 August 2015
__________________________________________________________
GIBSON, DUNN & CRUTCHER LLP
_________
Telephone House
2-4 Temple Avenue, London EC4Y 0HB
020 7071 4000 Tel 020 7071 4244 Fax
Ref: 73897-00001

THIS DEED is made on 31 July 2017
BETWEEN:

(1)
QORVO US, INC. (formerly known as TriQuint Semiconductor, Inc.), a corporation incorporated in the State of Delaware, United States of America, whose principal place of business is at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 (“Qorvo”); and

(2)
CAVENDISH KINETICS LIMITED, a private limited company incorporated in England and Wales with registered number 02982696 whose registered office is at 5 New Street Square, London, EC4A 3TW (the “Company”),

together the “Parties” and each a “Party”.
RECITALS

(A)
The Parties, inter alia, entered a Subscription Agreement dated 4 August 2015 relating to Series F Preferred Shares in the Company (the “Subscription Agreement”). Pursuant to the Subscription Agreement, the Company issued to Qorvo [*****] Series F Preferred Shares in the Company, pursuant to the Series F Financing.

(B)
In further consideration for the investment in the Company pursuant to the Subscription Agreement, the Parties, inter alia, entered into a Contingent Acquisition Implementation Deed dated 4 August 2015, as amended 26 June, 2017 (collectively, the “CAID”) pursuant to which each Major Investor, each Committed Shareholder and each Executive Optionholder granted Qorvo the exclusive option and right, but not the obligation, to acquire (pursuant to any of the methods specified in the CAID) the entire issued share capital of the Company (comprising the Shares and the Contingent Securities (other than any shares held by Qorvo or any of its Affiliates)) on the terms and conditions of the CAID. The execution and delivery of the CAID was a condition precedent to the completion of the Series F Financing under the Subscription Agreement.

(C)	The Parties now wish to vary the terms of the CAID on the terms set out in this deed (this “Deed”).

(D)	This Deed is accordingly entered into supplemental to the CAID and in accordance with the provisions of clause 38 thereof.
THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Terms defined in the CAID shall, save to the extent that the context otherwise requires, bear the same meaning in this Deed.

1.2
References in the CAID to “this Deed” shall be read and construed as references to “this deed as amended by a Deed of Amendment dated ___July 2017” and words such as “herein”, “hereof”, “hereunder”, “hereby” and “hereto” where they appear in the CAID shall be construed accordingly.

2.	VARIATION OF THE CAID

2.1	With effect from the date of this Deed the CAID shall be amended by the deletion of “30 June 2017” and the insertion of “30 June 2019” in substitution in clause 4.1(a)(ii);

2.2
With effect from the date of this Deed the CAID shall be amended by the deletion of the parenthetical defining “Initial Option Period” as well as the sentence immediately thereafter, such language which appears immediately following 4.1(a)(iii), and the insertion of the following clause in substitution:

(such period, the “Option Period”).

2.3	With effect from the date of this Deed the CAID shall be amended by the deletion of the whole of clause 4.2 and the insertion of the following clause in substitution:
[Reserved]

2.4	With effect from the date of this Deed the CAID shall be amended by the deletion of the whole of clause 4.3 and the insertion of the following clause in substitution:
[Reserved]

2.5	With effect from the date of this Deed the CAID shall be amended by the deletion of the whole of clause 4.5 and the insertion of the following clause in substitution:
The Company undertakes to Qorvo that it shall not (and each of the Major Investors, the Committed Shareholders and the Executive Optionholders undertakes to Qorvo that they shall take all appropriate action within its control or authority (taking into account its position as a shareholder or optionholder of the Company) to procure that the Company shall not) issue any Series F Preferred Shares to any person other than in accordance with the terms and provisions provided herein or in the Subscription Agreement, or in the Subscription Agreement entered into by Qorvo and the Company on July __, 2017 (the “2017 Subscription Agreement”).

2.6	With effect from the date of this Deed the CAID shall be amended by the deletion of the whole of clause 5.2(b) and the insertion of the following clause in substitution:

the Company shall hold [*****] with Representatives of Qorvo to ensure that Qorvo is kept aware of [*****] with any Confidential Information [*****] being subject to the provisions of clause 39; and

2.7	With effect from the date of this Deed the CAID shall be amended by the insertion of the following new clause 5.2(c):
the Company and Qorvo shall hold [*****] mutually agreed to in good faith by Qorvo and the Company or as requested by Qorvo on reasonable notice to the Company, with any Confidential Information [*****] being subject to the provisions of clause 39.

2.8
With effect from the date of this Deed the CAID shall be amended by the deletion of “or the Additional Funding (if any)” and the insertion of “or the 2017 Subscription Agreement” in substitution in clause 7.2;

2.9	With effect from the date of this Deed the CAID shall be amended by the insertion of the following new clause 7.2(e)(i):
the Legacy Product Revenue (determined as set forth on Schedule 15) earned by the Company in the fiscal quarter ended immediately prior to the date of the Option Notice; multiplied by

2.10	With effect from the date of this Deed the CAID shall be amended by the insertion of the following new clause 17.5:
The Company shall provide to Qorvo as soon as practicable but no later than [*****] days after the end of each quarter, a written statement of the Qualifying Revenue for such quarter, calculated as set forth on Schedule 15 on a consistent basis.

2.11	With effect from the date of this Deed the CAID shall be amended by the deletion of the whole of clause 27.1(d) and the insertion of the following clause in substitution;
The Company elects by notice in writing to terminate this Deed following a failure of Qorvo to wire $15,000,000 (or such smaller amount as elected in writing by the Company pursuant to the terms of the 2017 Subscription Agreement) (the “Investment Amount”) to the Company by 29 June 2018, including, for the sake of clarity, if Qorvo elects not to wire the Investment Amount in reliance on Section 3.1(i) or (ii) of the 2017 Subscription Agreement; provided, however, that:

(i)
the Company’s right to terminate this Deed shall not be available to the Company if the Company does not provide notice to Qorvo by 1 May 2018 requesting any Second Completion investment (pursuant to the terms of the 2017 Subscription Agreement);

(ii)	if Qorvo’s failure to fund the Investment Amount by 29 June 2018 is as a result of the conditions in Section 3.2 (i) or (ii) of the 2017 Subscription

Agreement failing to be met, the Company’s right to terminate this Deed shall not be available until the earlier of (A) the [*****] following satisfaction of all of the conditions in Section 3.2 (i) and (ii), but only if Qorvo has failed to fund by such date, and (B) [*****], but only if Qorvo has failed to fund the Investment Amount by such date (which funding pursuant to this subsection (B) may be by way of a Loan Funding (as defined in the 2017 Subscription Agreement));and

(iii)
if Qorvo has provided the Company a Breach Notice (as defined in the 2017 Subscription Agreement), (A) the Company’s right to terminate this Deed shall not be available if there has been a Material Breach Determination (as defined in the 2017 Subscription Agreement) and (B) if there is a Breach Resolution Procedure under the 2017 Subscription Agreement, the Company’s right to terminate this Deed shall not be available before final resolution of the dispute under the Breach Resolution Procedure.

2.12	With effect from the date of this Deed the CAID shall be amended by the insertion of the following definitions into clause 1 of Schedule 1:
“COGS” has the meaning given in Schedule 15;
“[*****]” means a [*****] in order [*****] Specified Product [*****] as determined by Qorvo, are present;
“Gross Margin” has the meaning given in Schedule 15;
“Qualifying Revenue” has the meaning given in Schedule 15;

2.13
With effect from the date of this Deed the CAID shall be amended by the deletion of the following definitions from clause 1 of Schedule 1: Initial Option Period, Extended Option Period, Additional Funding, Additional Funding Notice.

2.14	With effect from the date of this Deed the CAID shall be amended by the deletion of the definition of Option Period and the insertion of the following clause in substitution:
“Option Period” has the meaning given in clause 4.1(a);

2.15	With effect from the date of this Deed the CAID shall be amended by the deletion of Schedule 15 and the insertion of Schedule 15 attached hereto in substitution thereof.

2.16
With effect from the date of this Deed the CAID shall be amended by the deletion of clause (c) of the warranty provided in clause 3.1, and the deletion of the warranty provided in clause 25.2, both, as set forth in Schedule 8.

2.17	Save as varied by this Deed, the CAID shall remain in full force and effect upon the terms and conditions set out therein.

3.	ENTIRE AGREEMENT

3.1
This Deed and the CAID (as varied by the terms of this Deed) together with any other documents referred to therein (together the “Contract”) constitute the whole and only agreement between the Parties relating to the subject matter of the Contract (except for the Securityholder Agent’s engagement letter among the Securityholder Agent, the Company and the Selling Shareholders).

3.2	Each Party acknowledges that in entering into the Contract it is not relying on any pre-contractual statement which is not set out in the Contract.

3.3
Except in the case of fraud, no party shall have any right of action against any other party to this Contract arising out of or in connection with any pre‑contractual statement except to the extent that it is repeated in this Contract.

3.4
For the purposes of this clause 3, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Contract made or given by any person at any time prior to the date of this Deed.

4.	COUNTERPARTS

4.1
This Deed may be executed in any number of counterparts which together shall constitute one deed. A Party may enter into this Deed by executing a counterpart, and this deed shall not take effect until it has been executed by all Parties.

4.2
Delivery of an executed counterpart of a signature page by facsimile or electronic transmission shall take effect as delivery of an executed counterpart of this Deed. If such method is adopted without prejudice to the validity of this Deed, each party shall provide the other with the original of such page as soon as reasonably practicable thereafter.

5.	MISCELLANEOUS
The provisions of clauses 29, 35, 38, 39, 40, 41, 44 and 47 of the CAID shall apply, mutatis mutandis, to this Deed as if they were set out herein.

6.	GOVERNING LAW AND JURISDICTION
This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this deed or its formation) shall be governed by and construed in accordance with English law, and the Parties shall submit to the exclusive jurisdiction of the courts of England in connection with any such dispute, controversy, proceedings or claim.
IN WITNESS whereof this Deed has been executed as a deed on the date first above written.

Executed as a deed by QORVO US, INC.	)
acting by	)
Jeffrey C. Howland:	)
)
Signature of officer    /s/ Jeffrey C. Howland
Signature of witness    /s/ Katherine B. Adams
Name of witness     Katherine B. Adams
Address of witness    2994 Kamerin Street
Randleman, NC 27317
Occupation of witness    Administrative Assistant

Executed as a deed by CAVENDISH	)
KINETICS LIMITED acting by	)
_________________________:	)
Signature of director    /s/ Paul Dal Santo
Signature of witness    /s/ Maziar Amirani
Name of witness     Maziar Amirani
Address of witness    2960 N 1st St
San Jose, CA 95134
Occupation of witness    Engineer
SIGNATURE PAGE TO DEED OF AMENDMENT OF CONTINGENT ACQUISITION IMPLEMENTATION DEED

SCHEDULE 15
DETERMINATION OF LEGACY PRODUCT REVENUE
The Legacy Product Revenue shall be set forth as a component of the Revenue Payment on the Payment Statement to be prepared and delivered pursuant to Schedule 11.
The “Legacy Product Revenue” shall be calculated for the Company’s fiscal quarter ended immediately prior to the date of the Option Notice (the “Applicable Quarter”), and shall mean the following with respect to such Applicable Quarter:
the amounts recognized as Qualifying Revenue by the Company or any other Group Company with respect to the sale by the Company or any other Group Company to a Third Party (including bona fide distributors) of (i) the devices indicated by the following product codes as at the date of this Deed: (A) 32CK417R; (B) 32CK503R; and (C) 32CK603R; and (ii) any other antenna tuner devices that are successors or subsequent generations of such devices, but excluding any [*****];
less

(a)	the sum of the following for such fiscal quarter (but only to the extent included in or related to the amounts calculated under subparagraph (a) above):
(i)    trade discounts, allowances and rebates actually accrued, granted or paid to Third Parties; plus
(ii)    allowances and adjustments actually accrued or credited to customers for a product that is damaged, outdated, obsolete, returned or otherwise recalled or in connection with stock rotation; plus
(iii)    charges for freight, postage, shipping, delivery, service and insurance charges; plus
(iv)    any Tax, duty or other governmental charge; plus
(v)    write-offs or allowances for bad debts; plus
(vi)    any running royalties accrued, granted and payable to a Third Party based on the selling price of a product for which revenues have been included in subparagraph (a); plus
(vii)    any ancillary revenues or related amounts invoiced and recognized as revenue in accordance with UK GAAP by the Company or any other Group Company from a Third Party in connection with the sale of any product described in subparagraph (a) above that does not constitute direct revenue from the sale of such a product, including (A) any milestone payments, license fees, up-front payments, expediting fees, pre-payments or deposits, (B) non-recurring engineering revenues and fees and other amounts for reimbursement of research and development expenses, (C) amounts for reimbursement of manufacturing expenses, (D) amounts in payment for the provision of any service by the Company or any other Group Company, including consulting, design, assembly and testing services, or (E) payments made in consideration for the purchase of any other tangible or intangible assets or equity interests of the Company or any other Group Company.
Legacy Product Revenue shall be determined in accordance with UK GAAP consistently applied by the Company, except as modified or supplemented by this Schedule 15. In calculating Legacy Product Revenue, the payment, delivery and other relevant contractual terms with the Third Party customer must be persuasively evidenced with a written contract or other documents that show a binding obligation of the customer to take delivery of and to pay for the applicable products on or before the last day of the fiscal quarter in question.
In calculating Legacy Product Revenue sold through distribution or reseller channels, in the absence of a written contractual term in favor of the Company under which the distributor/reseller has no right to return products to the Company, revenue will not be recognized until the distributor/reseller completes the sale of the product to its customer.
In calculating Legacy Product Revenue, product pricing must be fixed and determinable at the time of sale and all revenue recognized must fully reflect future price concessions that have been granted at the close of the period.
In calculating Legacy Product Revenue, any transfer from the Company to any other Group Company, or from any other Group Company to the Company shall be disregarded and the calculation shall instead be based on the first transfer to a Third Party.
For the avoidance of doubt, “Legacy Product Revenue” shall only include Qualifying Revenue earned by the Company or any other Group Company in respect of the sale of applicable products that have been released for production, and shall not include any amounts of revenue from the sale or other disposition of prototypes, engineering samples, design kits, test vehicles, evaluation boards, demonstration boards and other similar items.
For purposes of this Schedule 15 and this Deed:
“Applicable DM Percentage” means (a) [*****]% for any Applicable Quarter which ends on or before June 30, 2018, and (b) [*****]% for any Applicable Quarter which ends on a date subsequent to June 30, 2018.
“COGS” means Cost of Goods Sold determined determined in accordance with UK GAAP consistently applied by the Company, associated with the direct manufacturing costs of product (i.e., materials, processing costs and direct product labor), but shall not include any Distributor Markup, labor and overhead costs, reserves (including without limitation, for excess, obsolete, discrepant and scrap product), purchase price variance, preproduction costs, research and development costs, freight costs and rebates for [*****] equipment.

Direct manufacturing costs shall include, without limitation, actual material, processing, testing and yield costs for: [*****].
The parties have separately agreed on methodologies for (1) [*****] allocation based on component die sizes and number of each type of component per wafer, and (2) other cost calculations for devices included in Legacy Product Revenues. The parties may adjust these methodologies from time to time based on new knowledge or new manufacturing process changes as mutually agreed.
“Direct Margin” means a percentage calculated by dividing (a) net revenues (NR) minus Distributor Markup (DM) minus COGS by (b) net revenues (NR) minus Distributor Markup (DM). (Direct Margin = (NR – DM - COGS)/(NR – DM)).
“Distributor Markup” means the difference between the price a Company distributor charges the end customer for the applicable Company product and the price the Company distributor pays to the Company for such product.
“Qualifying Revenue” means net revenue (determined in accordance with UK GAAP consistently applied by the Company, except as modified or supplemented by this Schedule 15 and including, for the avoidance of doubt, Distributor Markup) with Direct Margin equal to or higher than the Applicable DM Percentage, provided, however, that Qualifying Revenue shall not be based on a quarterly aggregate revenue number, and instead shall be calculated on individual sales in the Applicable Quarter, and any such sales that so qualify shall be included.